Exhibit 99.2

BOXLIGHT CORPORATION

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Background

On December 31, 2021, Boxlight Corporation, a Nevada corporation (the “Company”), and its wholly owned subsidiary, Boxlight, Inc. (“Boxlight”), consummated the acquisition of 100% of the membership interests of FrontRow Calypso LLC, a Delaware limited liability company (“FrontRow”) (the “Transaction”). FrontRow was acquired in exchange for payment of $34.7 million to Phonic Ear, Inc. and Calypso Systems, LLC, the equity holders of FrontRow (the “Equityholders”). The acquisition occurred pursuant to the terms of a membership interest purchase agreement, dated October 29, 2021 (the “Purchase Agreement”), between the Company, Boxlight, FrontRow and the Equityholders.

Based in Petaluma, California, FrontRow makes technology that improves communication in learning environments, including developing network-based solutions for intercom, paging, bells, mass notification, classroom sound, lesson sharing, AV control and management. FrontRow also has offices in Toronto, Copenhagen, Brisbane and Shenzhen.

In order to finance the acquisition of FrontRow, the Company and substantially all of its direct and indirect subsidiaries, including Boxlight and FrontRow as guarantors, entered into a maximum $68.5 million term loan credit facility, dated December 31, 2021 (the “Credit Agreement”), with Whitehawk Finance LLC, as lender (the “Lender”), and White Hawk Capital Partners, LP, as collateral agent. Under the terms of the Credit Agreement, the Company received an initial term loan of $58.5 million on December 31, 2021 (the “Initial Loan”) and was provided with a subsequent delayed draw facility of up to $10 million that may be provided for additional working capital purposes under certain conditions (the “Delayed Draw”). The Initial Loan and Delayed Draw are collectively referred to as the “Term Loans.” The proceeds of the Initial Loan were used to finance the Company’s acquisition of FrontRow, pay off all indebtedness owed to our existing lenders, Sallyport Commercial Finance, LLC and Lind Global Asset Management, LLC, pay related fees and transaction costs, and provide working capital. Of the Initial Loan, $8.5 million is subject to repayment on December 31, 2022, with quarterly principal payments of $625,000 and interest payments commencing March 31, 2022 and the $40.0 million remaining balance plus any Delayed Draw loans becoming due and payable in full on December 31, 2025. The Term Loans will bear interest at the LIBOR rate plus 10.75%; provided that after June 30, 2022, if the Company’s Senior Leverage Ratio (as defined in the Credit Agreement) is less than 2.25, the interest rate would be reduced to LIBOR plus 10.25%. Such terms are subject to the Company maintaining a borrowing base in terms compliant with the Credit Agreement.

In conjunction with its receipt of the Initial Loan, the Company issued to the Lender (i) 528,169 shares of Class A common stock (the “Shares”), which Shares were registered pursuant to our existing shelf registration statement and were delivered to the Lender in January 2022, (ii) a warrant to purchase 2,043,291 shares of Class A common stock (subject to increase to the extent of 3% of any Series B and Series C convertible preferred stock converted into Class A common stock), exercisable at $2.00 per share (the “Warrant”), which Warrant may be subject to repricing on March 31, 2022 based on the arithmetic volume weighted average prices for the 30 trading days prior to March 31, 2022, in the event our stock is then trading below $2.00 per share, (iii) a 3% fee of $1,800,000, and (iv) a $500,000 original issue discount. In addition, the Company agreed to register for resale the shares issuable upon exercise of the Warrant. The Company also incurred agency fees, legal fees, and other costs in connection with the execution of the Credit Agreement.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined statement of operations of the Company has been prepared to give effect to the Transaction and the Credit Agreement as if they were both consummated on January 1, 2021.  An unaudited pro forma condensed combined balance sheet is not presented as the FrontRow balance sheet is included in the Company’s consolidated balance sheet as of December 31, 2021 (the date of the Transaction).

The historical financial data for the Company and FrontRow has been derived from their respective financial statements for the period indicated.

The pro forma adjustments related to the Transaction are based on a preliminary purchase price allocation. The final allocation will be based on final appraisals and other analysis of the fair value of, among other items, identifiable intangible assets, goodwill, and income taxes. Differences, if any, between the preliminary and final allocation could have a material impact on the unaudited pro forma condensed combined financial information.

Pro forma adjustments related to the Transaction are included in the column entitled “Transaction Accounting Adjustments” and pro forma adjustments related to the Credit Agreement are included in the column entitled “Other Transaction Accounting Adjustments.”

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, expected to be filed on or about March 24, 2022, and FrontRow’s audited financial statements as of and for the year ended December 31, 2021, included in this Form 8-K. In addition, the Company is filing a Current Report on Form 8-K, disclosing its unaudited consolidated balance sheet concurrently with the filing of this Current Report on Form 8-K/A and such information may be read in conjunction with the unaudited pro forma condensed combined financial information contained herein.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved for the period indicated, or the results of operations that may be achieved in the future. The unaudited pro forma condensed combined financial information does not take into account any cost synergies that may arise in connection with the integration of the Company and FrontRow.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share amounts)

	Year ended December 31, 2021
			Transaction		Other Transaction		Total
	Boxlight	FrontRow	Accounting		Accounting		Pro forma
	Historical	Historical	Adjustments		Adjustments		Boxlight

Revenues, net	$185,177	$29,771	$(312)	(1)	$—		$214,636
Cost of revenues	138,652	14,510	2,013	(1) (2)	—		155,175
Gross profit	46,525	15,261	(2,325)		—		59,461

Operating expense:
General and administrative expenses	47,270	5,271	2,109	(3)	—		54,650
Research and development	1,826	1,774	—		—		3,600
Total operating expense	49,096	7,045	2,109		—		58,250

(Loss) Income from operations	(2,571)	8,216	(4,434)		—		1,211

Other income (expense):
Interest expense, net	(3,382)	—	—		(5,679)	(4)	(9,061)
Other expense, net	(20)	(135)	—		—		(155)
(Loss) Gain from settlements of liabilities	(4,532)	—	—		—		(4,532)
Changes in fair value of derivative liabilities	13	—	—		—		13
Total other income (expense)	(7,921)	(135)	—		(5,679)		(13,735)

(Loss) Income before taxes	(10,492)	8,081	(4,434)		(5,679)		(12,524)
(Provision) benefit for income taxes	(3,310)	—	—	(5)	—	(5)	(3,310)
Net (loss) income	$(13,802)	$8,081	$(4,434)		$(5,679)		$(15,834)

Preferred stock dividends	(1,269)	—	—		—		(1,269)
Contributions from preferred stockholders	367	—	—		—		367
Net (loss) income available to common shareholders	$(14,704)	$8,081	$(4,434)		$(5,679)		$(16,736)

Net loss per common share – basic and diluted	$(0.25)						$(0.28)
Weighted average number of common shares outstanding – basic and diluted	58,849	—	—		528	(6)	59,377

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands)

1.

The pro forma information for the year ended December 31, 2021, reflects an adjustment to revenues and cost of revenues of $312 and $157, respectively, related to amounts FrontRow recorded during 2021 (prior to the Transaction date) for a sale of hardware to one of the Company’s subsidiaries.

2.

The pro forma information for the year ended December 31, 2021, reflects an adjustment of $2,170 million to cost of revenues related to the purchase accounting adjustment recorded to recognize inventory at fair value less selling costs.

3.	The pro forma information presented for the year ended December 31, 2021, reflects an amortization adjustment of $2,109 related to intangible assets acquired by the Company in the Transaction.
4.

The pro forma information presented for the year ended December 31, 2021, reflects an interest expense adjustment of $5,769 relating to the difference between the interest expense recognized by the Company during 2021 and the amount of interest expense estimated to be recognized during the first year of the Credit Agreement.

5.

The pro forma information presented for the year ended December 31, 2021, includes no provision or benefit for income taxes.  FrontRow did not record any tax expense in its historical financial statements due to the nature of its organization as a limited liability company.  The aggregate amount of income/loss before income taxes for FrontRow, the Transaction Accounting Adjustments, and the Other Transaction Accounting Adjustments was a loss of $2,031. As the Company’s U.S. entity has a full valuation allowance on its net operating loss carryforwards, no income tax benefit was included in the pro forma financial information.

6.	The pro forma information presented for the year ended December 31, 2021, reflects 528 additional shares of Class A common stock issued to the Lender in the Credit Agreement.

PRO FORMA EFFECTS ON NON-GAAP FINANCIAL MEASURES

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles (“GAAP”) with EBITDA and Adjusted EBITDA, both non-GAAP financial measures of earnings.

EBITDA represents net income (loss) before income tax expense, interest income, interest expense, depreciation, and amortization. Adjusted EBITDA represents EBITDA, plus stock compensation expense, the change in fair value of derivative liabilities, purchase accounting impact of fair valuing inventory and deferred revenue, and non-cash losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model, and to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following table contains reconciliations of net losses to EBITDA and adjusted EBITDA for the period presented.

Reconciliation of pro forma net loss for the year ended

December 31, 2021 to pro forma EBITDA and pro forma Adjusted EBITDA

(in thousands)

	Year ended December 31, 2021
			Transaction	Other Transaction	Total
	Boxlight	FrontRow	Accounting	Accounting	Pro forma
	Historical	Historical	Adjustments	Adjustments	Boxlight

Net (loss) income	$(13,802)	$8,081	$(4,434)	$(5,679)	$(15,834)
Depreciation and amortization	7,177	136	2,109	—	9,422
Interest expense	3,382	—	—	5,679	9,061
Provision (benefit) for income taxes	3,310	—	—	—	3,310
EBITDA	67	8,217	(2,325)	—	5,959
Stock compensation expense	4,060	—	—	—	4,060
Change in fair value of derivative liabilities	(13)	—	—	—	(13)
Purchase accounting impact of fair valuing inventory	60	—	2,169	—	2,229
Purchase accounting impact of fair valuing deferred revenue	2,980	—	—	—	2,980
Net loss on settlement of Lind debt in stock	3,751	—	—	—	3,751
Net loss on settlement of debt close out	1,189	—	—	—	1,189
Adjusted EBITDA	$12,094	$8,217	$(156)	$—	$20,155